Exhibit 99.1

CONTACT: Patty Frank, Investors, (513) 763-1992 Lori Dorer, Media, (513) 345-1685	For Release May 9, 2006

Kendle Announces Acquisition of Phase II-IV Clinical Services
Business of Charles River Laboratories International, Inc.

•	Advances Company’s competitive position to world’s fourth largest provider of Phase II-IV clinical services

•	Represents significant growth in key markets worldwide

•	Expands capacity for delivery of global trials

•	Highly complementary combination of therapeutic expertise and customer base

CINCINNATI, May 9, 2006 — Kendle (Nasdaq: KNDL), a leading global full-service clinical research organization (CRO), today announced the signing of a definitive agreement to acquire the Phase II-IV Clinical Services business of Charles River Laboratories International, Inc. (NYSE: CRL) creating the world’s fourth largest provider of Phase II-IV clinical development services. With this move, Kendle strengthens its position as one of the leading global players in the clinical development industry, adding attractive therapeutic expertise, diversifying its customer base and expanding its capacity to deliver global trials. The transaction is expected to close in the third quarter of 2006, subject to customary closing conditions and regulatory approvals. The company will host a conference call and Webcast Wednesday, May 10, 2006, at 11:30 a.m. Eastern Time to discuss the acquisition (see below for details).

“We are excited by this move, which is an important component of our overall growth strategy designed to significantly enhance our global competitive position and accelerate Kendle to a $500 million organization,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “Our customers will benefit from our strengthened global project leadership capability, expanded therapeutic expertise in the fastest-growing areas of clinical development and enhanced depth in North America and a number of key European markets. We look forward to completing the integration of our new operations into Kendle under our four service brands, and adding value for our customers through our combined organization.”

The acquisition adds approximately $103 million in unaudited net service revenues to Kendle’s 2005 performance, representing significant growth relative to 2005 actual results and putting Kendle ahead of its long-term strategic plan to outperform the market as a leading global CRO. The strategic combination will offer biopharmaceutical customers the benefit of a broadened therapeutic base, stronger global footprint and an expanded depth of global clinical development services. The move also strengthens the company’s global project leadership expertise, which has been a cornerstone of its growth and success. The acquired operations will operate under the Kendle name.

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The acquisition provides Kendle with a broadened strategic platform for growth to capitalize on the increasing demand for global clinical development services. The acquired assets bring the following key attributes to the expanded Kendle:

•	Strong and growing backlog

•	Therapeutic expertise in high-value categories such as oncology, infectious disease, respiratory, cardiovascular and ophthalmology

•	Attractive customer base providing very little overlap with Kendle’s existing customers

•	Skilled and experienced workforce with significant therapeutic and global project leadership expertise, providing increased capacity to deliver global trials

The agreement provides for the purchase of 100 percent of the stock of the Phase II-IV Clinical Services business for approximately $215 million in cash. This amount is subject to working capital adjustments to be determined at closing. Kendle intends to finance the transaction with a combination of cash on hand and debt. Kendle has obtained a commitment for financing necessary to complete the acquisition from UBS Investment Bank, which is also acting as Kendle’s exclusive financial advisor in connection with the transaction.

Investor Conference Call and Webcast

Kendle will host a telephone conference call and Webcast to discuss the acquisition on Wednesday, May 10, at 11:30 a.m. Eastern Time.

Conference Call Details

Dial-in:	800-399-0069 (United States and Canada) 706-643-3694 (Outside North America)

Replay:	706-645-9291 Conference ID Number 9068977

Webcast

Please go to www.kendle.com or http://www.videonewswire.com/event.asp?id=33899. The Webcast will be archived at www.kendle.com (click on “Investors”) shortly after the call.

The conference call and archived Webcast will be available until 5 p.m. Eastern Time on Friday, June 9.

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About Kendle

Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. Our global clinical development business is focused on five regions – North America, Europe, Asia/Pacific, Latin America and Africa – to meet customer needs. With the expertise of our associates worldwide, Kendle has conducted clinical trials or provided regulatory, pharmacovigilance and validation services in 70 countries. Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about accelerating the Company’s efforts to grow to a $500 million organization, broadening our strategic platform for growth, enhancing our global competitive position, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results and events currently expected by the Company to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, the acquisition may not be consummated by the expected closing or at all, receipt of regulatory approval and financing without unexpected delays, timely implementations and execution of integration plans, the acquisition may involve unexpected costs, the combined company may be unable to achieve cost-cutting synergies, the businesses may suffer as a result of uncertainty surrounding the acquisition, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, cancellation or delay of contracts, ability to maintain existing customer relationships or enter into new ones, the economic climate nationally and internationally as it affects the drug development operations and other factors beyond the control of the Company described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. All information in this release is current as of May 9, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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